KPMG LLP
4200 Wells Fargo Center
90 South Seventh Street
Minneapolis, MN  55402

            Consent of Independent Registered Public Accounting Firm

The Board of Directors of Allianz Life Insurance Company of New York and the Contract Owners of Allianz Life of NY Variable Account C:

We consent to the use of our report dated March 15, 2006 on the financial statements of Allianz Life of NY Variable Account C and our report dated April 18, 2006 on the financial statements of Allianz Life Insurance Company of New York incorporated by reference herein.


                                /s/ KPMG LLP
                                    KPMG LLP


Minneapolis, Minnesota
December 22, 2006